Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Invitrogen Corporation of our report dated August 24, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Applera Corporation 2007 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended June 30, 2007. We also consent to the incorporation by reference of our report dated August 24, 2007 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” and “Summary Selected Historical Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

July 30, 2008